Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 5, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Kraft Foods Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
April 4, 2007